Exhibit 99.1

FACTSET RESEARCH SYSTEMS INC.
2025 EMPLOYEE STOCK PURCHASE PLAN

1.          Purpose.  The Plan consists of two components:  a component that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Non-423 Component”).  The provisions of the 423 Component will be construed in a manner consistent with Section 423 of the Code.  The Non-423 Component will be subject to rules, procedures or sub-plans adopted by the Administrator that are designed to achieve tax, securities law or other objectives for the Company and Eligible Employees.  Except as otherwise provided herein or as determined by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2.          Definitions.  As used herein, the following definitions will apply:

(a)          “Account” means the bookkeeping account established on behalf of a Participant to which (i) is credited all Contributions paid for the purpose of purchasing Common Stock under the Plan, (ii) is credited all shares of Common Stock purchased with such Contributions and (iii) will be charged all distributions of Common Stock, or withdrawals of Contributions, pursuant to the Plan. Such Account will remain unfunded as described in Section 28 hereof.

(b)          “Administrator” means the Board, the Committee or any individual validly delegated the authority of the Administrator in accordance with Section 14(b) of the Plan, as applicable.   Until otherwise determined by the Board or the Committee, as of the date of effectiveness of the Plan, each of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the Chief People Officer of the Company and the Chief Legal Officer of the Company shall be delegated all of the authority of the Administrator.

(c)          “Affiliate” means any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company.

(d)          “Agreement” means, either individually or collectively, any subscription, enrollment and/or withholding agreement, in the form prescribed by the Administrator, entered into pursuant to the Plan between the Company or a Designated Company and a Participant.  Such Agreement will be an authorization for the Company or a Designated Company to withhold amounts from such Participant’s Compensation, at the Contribution Rate specified in the Agreement, to be applied to purchase Common Stock.

(e)          “Applicable Exchange” means The Nasdaq Stock Market and The New York Stock Exchange or any other national stock exchange or quotation system on which the shares of Common Stock may be listed or quoted.

(f)          “Applicable Law” means legal requirements relating to the Plan under U.S. federal and state corporate law, U.S. federal and state securities law, the Code, the Applicable Exchange and the applicable securities, exchange control, tax and other laws of any non-U.S. country or jurisdiction where options are, or will be, granted under the Plan.

(g)          “Board” means the Board of Directors of the Company.

(h)          “Change of Control” means that any of the following events shall have occurred:  (i) a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a group, other than the Company, a Subsidiary, or an employee benefit plan (or related trust) of the Company or a Subsidiary, become(s) the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 50% of the then-outstanding voting stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (together with any new director whose election by the Board or whose nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; (iii) all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the stockholders of the Company immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, more than 50% of the aggregate voting stock or other ownership interests of (A) the entity or entities, if any, that succeed to the business of the Company or (B) the combined company); (iv) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which the Board in office immediately prior to such transaction or event constitutes less than a majority of the Board thereafter; or (v) the sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company.

(i)          “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

(j)          “Committee” means the Compensation and Talent Committee of the Board.

(k)          “Common Stock” means the Company’s common stock, par value $0.01 per share, or the common stock of any successor to the Company, which is designated for purposes of the Plan.

(l)          “Company” means FactSet Research Systems Inc., a corporation organized under the laws of Delaware, together with any successor thereto.

(m)          “Compensation” means the base compensation (salary or wages) paid in cash to the Participant by the Company or a Designated Company, as applicable, as compensation for services to the Company or a Designated Company, as applicable, before deduction for any salary deferral contributions made by the Participant to any tax-qualified or nonqualified deferred compensation plan, including overtime, shift differentials, salaried production schedule premiums, holiday pay, vacation pay, paid time off (“PTO”) (including any PTO payouts), sick pay, jury duty pay, funeral leave pay, other employer-paid leave pay (including parental leave pay, and bereavement leave pay), volunteer time off and military pay, but excluding (i) education or tuition reimbursements, (ii) imputed income arising under any group insurance or benefit program, (iii) travel expenses, (iv) business and moving reimbursements, including tax gross ups and taxable mileage allowance, (v) income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards, (vi) all contributions made by the Company or any Designated Company for the Participant’s benefit under any employee benefit plan now or hereafter established (such as employer-paid 401(k) plan or defined benefit plan contributions), (vii) all stipends (such as health and wellness stipend, internet stipend, and home office setup stipend), (viii) all payments by the state or other regulatory agencies, (ix) severance pay, and (x) all other cash bonuses not mentioned above (such as referral bonuses, peer bonuses, and sign-on bonuses) or other incentive-type payments.  Compensation will be calculated before deduction of any income or employment tax withholdings.  Compensation will include the net impact of any current-period payments/deductions to correct for prior-period payroll errors (unless the Administrator, in its sole discretion, elects to give such corrections retroactive effect for purposes of this Plan).  The Administrator, in its discretion, may establish a different definition of Compensation for an Offering, which for the 423 Component will apply on a uniform and nondiscriminatory basis.  Further, the Administrator will have discretion to determine the application of this definition to Participants outside the United States.  Unless otherwise specified by the Administrator, as of the date of effectiveness of the Plan, Compensation will have the same meaning as under the Prior Plan prior to its termination.

(n)          “Contribution Rate” means the rate of Contribution to the Plan, which will be specified in whole percentages and subject to any limits as may be set by the Administrator from time to time.  Unless otherwise specified by the Administrator, the Contribution Rate will be no less than 1% and no greater than 10%.

(o)          “Contributions” means the amounts that the Company may permit a Participant to make to fund the exercise of options granted pursuant to the Plan.

(p)          “Designated Company” means each Subsidiary and Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.  For purposes of the 423 Component, only the Company, its Subsidiaries, and any Parent of the Company may be Designated Companies.  The Administrator may assign each Designated Company to participate in the 423 Component or the Non-423 Component but not both.  An Affiliate that is disregarded for U.S. federal income tax purposes in respect of a Designated Company participating in the 423 Component will automatically be a Designated Company participating in the 423 Component.  An Affiliate that is disregarded for U.S. federal income tax purposes in respect of a Designated Company participating in the Non-423 Component may be excluded from participating in the Plan by the Administrator or may be assigned by the Administrator to an Offering within the Non-423 Component that is separate from the Offering to which the Administrator assigns the Designated Company with respect to which it is disregarded.

(q)          “Eligible Employee” means any individual who is employed in the United States (unless otherwise required by Applicable Law or the Administrator determines otherwise) on a full-time or part-time basis by the Company or a Designated Company on the Offering Start Date.  For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence that the Employer approves or is otherwise legally protected under Applicable Laws.  Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by Applicable Laws or by contract, the employment relationship will be deemed to have terminated three months and one day following the commencement of such leave or such other period specified under the Treasury Regulations.  The Administrator may, in its discretion, from time to time prior to an Offering Start Date for all options to be granted on such Offering Start Date relating to an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Section 1.423-2 of the Treasury Regulations) that the definition of Eligible Employee will or will not include:  (i) employees whose customary employment is not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion); (ii) employees whose customary employment is for not more than five months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion); (iii) employees who are considered to be a highly compensated employee of the Company or Designated Company within the meaning of Section 414(q) of the Code (or such higher level of compensation and/or solely those employees who are officers subject to the disclosure requirements of Section 16 of Exchange Act, as may be determined by the Administrator in its discretion); or (iv) employees who have not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion); provided, however, that the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Eligible Employees are participating in that Offering; provided further, unless and until the Administrator determines otherwise, only those employees described in clauses (i) and (ii) are excluded from the class of Eligible Employees.  Each exclusion will be applied with respect to an Offering in a manner complying with Section 1.423-2(e) of the Treasury Regulations.  Notwithstanding the foregoing, (1) for purposes of any Offering under the 423 Component, the Administrator may determine that the definition of Eligible Employee will not include employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) if (A) the grant of an option under the Plan or such Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (B) compliance with the laws of the foreign jurisdiction would cause the Plan or such Offering to violate the requirements of Section 423; and (2) for purposes of any Offering under the Non-423 Component, the Administrator may alter the definition of Eligible Employee in its discretion, provided that anyone included in the definition must be a Person to whom the issuance of  stock may be registered on Form S-8 under the U.S. Securities Act of 1933, as amended.

(r)          “Employer” means the employer of the applicable Eligible Employee(s).

(s)          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

(t)          “Fair Market Value” means, as of any relevant date, the value of a share of Common Stock determined as follows:  (i) the closing per-share sales price of the Common Stock as reported by any Applicable Exchange for such date or if there were no sales on such date, on the closest preceding date on which there were sales of Common Stock, provided that the Administrator will select the Applicable Exchange for such purposes if closing sales prices for the Applicable Exchanges are not identical; or (ii) in the event there shall be no public market for the Common Stock on such date, the fair market value of the Common Stock as determined in good faith by the Administrator.

(u)          “HR Director” means the Chief People Officer of the Company or his or her designee, including any designated third-party provider that assists with the administration of the Plan, unless the Administrator determines otherwise.

(v)          “New Purchase Date” means a new Purchase Date if the Administrator shortens any Offering Period then in progress.

(w)          “Nominee” means the custodian, if any, designated by the Company for the Accounts held under the Plan.

(x)          “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 5 hereof.  For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering.  To the extent permitted by Section 1.423-2(a)(1) of the Treasury Regulations, the terms of each Offering need not be identical; provided, however, that the terms of the Plan and an Offering together satisfy Sections 1.423-2(a)(2) and (a)(3) of the Treasury Regulations.

(y)          “Offering Periods” means each period during which an option granted pursuant to the Plan is outstanding.  Unless otherwise specified by the Administrator, Offering Periods will begin on the first Trading Day of each fiscal quarter of the Company and end on the last Trading Day of such fiscal quarter.  As of the date of adoption of the Plan by the Board, the fiscal quarters of the Company commence on March 1, June 1, September 1 and December 1.  The duration and timing of Offering Periods may be changed pursuant to Sections 5 and 20 hereof; provided that an Offering Period will always begin and end with a Trading Day.

(z)          “Offering Start Date” means the first day of an Offering Period.

(aa)          “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb)          “Participant” means an Eligible Employee who participates in the Plan.

(cc)          “Person” means a “person” or “group” within the meaning of Sections 13(d) and 14(d) of the Exchange Act.

(dd)          “Plan” means this FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan, as may be amended from time to time.

(ee)          “Plan Year” means the 12 consecutive month period commencing on September 1 and ending on the following August 31.  The Administrator may at any time designate another period as the Plan Year.

(ff)          “Prior Plan” means the FactSet Research Systems Inc. 2008 Employee Stock Purchase Plan, as amended and restated and as further amended from time to time.

(gg)          “Purchase Date” means the last Trading Day of the Purchase Period.  Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 19(a) hereof, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Purchase Date that otherwise would have occurred on the last Trading Day of such Purchase Period.

(hh)          “Purchase Period” means the periods during an Offering Period during which shares of Common Stock may be purchased on a Participant’s behalf in accordance with the terms of the Plan.  Unless otherwise specified by the Administrator, each Offering Period will consist of a single Purchase Period for the duration of such Offering Period.

(ii)          “Purchase Price” means, with respect to a Purchase Period, an amount equal to 85% of the Fair Market Value on the Offering Start Date or on the Purchase Date, whichever is lower; provided, however, that a higher Purchase Price may be determined for any Offering Period by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision) or any other Applicable Laws or pursuant to Section 19 hereof.

(jj)          “Section 409A” means Section 409A of the Code, as amended, including the rules and regulations promulgated thereunder, or any state law equivalent.

(kk)          “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code, of the Company.

(ll)          “Trading Day” means a day on which the Applicable Exchanges are open for trading.

(mm)          “Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

3.          Share Limitations; Certain Provisions Relating to Common Stock.  (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum aggregate number of shares of Common Stock that will be made available for issuance under the Plan will be 500,000 shares of Common Stock.

(b)          If any option granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such option will remain available for issuance under the Plan.

(c)          Until shares of Common Stock are issued under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) or except as otherwise provided for in the Plan, a Participant will have only the rights of an unsecured creditor with respect to such shares of Common Stock, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares of Common Stock.

4.          Eligibility.  (a) Generally.  Any individual who is an Eligible Employee during a given Offering Period will be eligible to participate in the Plan during such Offering Period, subject to the requirements of Section 6 hereof.

(b)          Limitations.  Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee will be granted an option under the 423 Component of the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Affiliate and/or hold outstanding options to purchase such stock possessing 5%  or more of the total combined voting power or value of all classes of the capital stock of the Company or any Affiliate or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Affiliate accrues at a rate that exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the Treasury Regulations thereunder.

(c)          Equal Rights and Privileges.  Notwithstanding any provisions of the Plan to the contrary, each Eligible Employee granted an option under the 423 Component of the Plan will have the same rights and privileges with respect to such option to the extent required under Section 423(b)(5) of the Code and Section 1.423-2(f) of the Treasury Regulations.

5.          Offering Periods.  (a) The Plan will be implemented by one or more Offering Periods.  Offerings may be consecutive or overlapping as determined by the Administrator.  The duration and timing of Offering Periods may be changed pursuant to this Section 5 and Section 19 hereof.  The Administrator will have the power to establish the duration of the first Offering Period and change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings.  No Offering Period may be more than 27 months in duration.

(b)          Prior to the Offering Start Date of an Offering Period, the Administrator will establish the maximum number of shares of Common Stock that an Eligible Employee will be permitted to purchase during each Purchase Period during such Offering Period.  Unless otherwise specified by the Administrator, all shares of Common Stock remaining available under the Plan shall be available for purchase during each Purchase Period, subject to the other limitations of the Plan.

6.          Participation.  An Eligible Employee may participate in the Plan pursuant to Section 4 hereof by enrolling and completing an Agreement and submitting it to the Company or representative designated by the Company (including a third-party administrator designated by the Company) in such manner prescribed by the Company and by the deadline set by the Company.  Unless the Participant withdraws from the Plan, the Participant’s employment terminates, or the Participant becomes ineligible to participate in the Plan, the Participant will automatically continue to participate in subsequent Offering Periods.

7.          Contributions.  (a) At the time a Participant enrolls in the Plan pursuant to Section 6 hereof, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each payday during the Offering Period equal to the Contribution Rate of the Participant’s Compensation he or she receives on the payday.  The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the applicable Agreement or otherwise made available by the Administrator prior to each Purchase Date of each Purchase Period.

(b)          In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first payroll date following the Offering Start Date or, if later, his or her commencement of participation in the Plan and will end on the last payroll date on or prior to the last Purchase Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 11 hereof.  Notwithstanding the foregoing, for administrative convenience, the Administrator (by announcement prior to the first affected Offering Period) may determine that Contributions with respect to an eligible payday occurring on a Purchase Date (or during a period of up to five business days prior to a Purchase Date) will be applied instead to the subsequent Purchase Period or Offering Period.

(c)          All Contributions made for a Participant will be credited to his or her Account under the Plan.

(d)          A Participant may discontinue his or her participation in the Plan as provided under Section 11 hereof.  Unless otherwise determined by the Administrator, during a Purchase Period, a Participant may elect to increase or decrease his or her Contribution Rate in a manner prescribed by the Administrator.  The Administrator may, in its sole discretion, provide for, or amend the nature and/or number of Contribution Rate changes that may be made by Participants during any Offering Period or Purchase Period and may establish other conditions, limitations or procedures as it deems appropriate for Plan administration.  A Participant’s authorization to change his or her Contribution Rate will remain in effect for successive Offering Periods unless terminated as provided in Section 11 hereof.

(e)          Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 4(c) hereof, or as a result of a hardship distribution from the Company’s 401(k) plan, a Participant’s Contributions may be decreased by the Administrator to 0% at any time during a Purchase Period.  Subject to Section 423(b)(8) of the Code and Section 4(c) hereof, to the extent necessary in such case, Contributions will recommence at the rate provided in such Participant’s Agreement at the beginning of the first Purchase Period that is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11 hereof or, in the case of a hardship distribution from the Company’s 401(k) plan, when permitted pursuant to that plan.

(f)          Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted (or the remittance of payroll deductions by a Designated Company to the Company is not feasible) under Applicable Laws, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code or (iii) the Participants are participating in the Non-423 Component.

(g)          At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for any federal, state, local or any other tax liability of the Participant that is payable to any authority including taxes imposed by jurisdictions outside of the United States, national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs).  At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation, or require such Participant to remit to the Company (or make other arrangements satisfactory to the Company, as determined in the Administrator’s discretion, regarding payment to the Company of), the amount necessary for the Company or the Employer to satisfy applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.  In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or utilize any other method of withholding the Company deems appropriate (such as requiring a market sale of shares received under the Plan).

8.          Grant of Option. (a) On the Offering Start Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock (which may include fractional shares, as provided for herein) as determined by dividing such Eligible Employee’s Contributions that accumulated prior to such Purchase Date and retained in the Eligible Employee’s Account as of the Purchase Date by the applicable Purchase Price; provided, however, that such purchase will be subject to the limitations set forth in Sections 3, 4(c) and 5(b) hereof.

(b)          Such purchase of shares of Common Stock will also be subject to the limitations under Section 6 hereof.  Exercise of the option will occur as provided in Section 9 hereof, unless the Participant has withdrawn pursuant to Section 11 hereof.  The option will expire on the last day of the Offering Period.

(c)          Notwithstanding anything in this Plan to the contrary, until otherwise determined by the Administrator, the maximum number of shares of Common Stock that may be subject to any option granted under this Plan shall be 250. Furthermore, the Administrator may, in its discretion, and prior to the Offering Start Date of any Offering Period, change the number or method of determining the number of shares of Common Stock subject to options to be granted on such Offering Start Date.

9.          Exercise of Option.  (a) Unless a Participant withdraws from the Plan as provided in Section 11 hereof, his or her option for the purchase of shares of Common Stock will be exercised automatically on each Purchase Date, and the maximum number of shares subject to the option (which may include fractional shares, as provided for herein) will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions then in his or her Account, subject to the limitations under Sections 4(b) and 7(f) hereof.  If fractional shares cannot be purchased, any Contributions accumulated in an Account that are not sufficient to purchase a full share of Common Stock will either, as determined by the Administrator, (i) be retained in the Account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11 hereof, or (ii) be refunded to the Participant.  During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)          If the Administrator determines that, on a given Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed the number of shares of Common Stock that were available for issuance under the Plan on such Purchase Date, the Administrator may, in its sole discretion, provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Purchase Date in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Purchase Date, and either (x) continue all Offering Periods then in effect or (y) terminate any or all Offering Periods then in effect pursuant to Section 19 hereof.

10.          Delivery.  (a)  The shares of Common Stock purchased on behalf of a Participant in accordance with Section 9 hereof will initially be credited to a book entry account established by the Company in the name of the Participant or will be registered in the name of a Nominee, as the Company will determine in its discretion, and credited to the Participant’s Account.  Stock certificates will not be issued to a Participant for the Common Stock held on his or her behalf under the Plan, but all rights accruing to an owner of record of such Common Stock, including, without limitation, voting and tendering rights, will belong to the Participant for whose Account such Common Stock is held on the terms and conditions provided for herein.

(b)          A Participant may, at any time, direct the sale of some or all of the shares of Common Stock allocated to the Participant’s Account by providing instructions in such manner designated by the HR Director for such purpose.  The proceeds of any sale of shares of Common Stock will be paid to the Participant net of all applicable required withholding taxes and transaction costs.  The HR Director may establish procedures as to the timing and permitted frequency of such sales by Participants.  Unless otherwise determined by the Administrator or the HR Director, no Participant will have the right to have issued to him or her, prior to termination of employment with the Company or a Designated Company, a certificate or certificates for some or all of the full shares of Common Stock previously purchased on his or her behalf under the Plan; provided, however, that a Participant will have the right, upon written request to the HR Director, to receive some or all of the full shares of Common Stock previously purchased on his or her behalf under the Plan to the extent such shares have been held in custody under the Plan, on behalf of the Participant, until 18 months from the date of purchase of such shares.  Such transfer of shares may be evidenced by the delivery of a certificate or certificates or such other method as determined by the Administrator.  In the event a Participant’s Account is terminated, any fractional share held in the Account will be paid to the Participant in cash.

(c)          Upon the termination of the Plan pursuant to Section 19, any full shares of Common Stock purchased for the benefit of any Participant and held under the Plan will be transferred to and, if deemed necessary by the Administrator, registered in the name of each such Participant as soon as administratively practicable.

(d)          Each Participant (or, in the event of his or her death, his or her beneficiary) is entitled to direct the Company (or, if applicable, the Nominee) as to the manner in which any shares of Common Stock held on behalf of such Participant are to be voted.  Shares of Common Stock as to which the Company (or the Nominee) will not have received timely written voting directions by a Participant will not be voted.  Each Participant (or, in the event of his or her death, his or her beneficiary) is also entitled to direct the Company (or the Nominee) in writing as to the manner in which to respond to a tender or exchange offer with respect to shares of such Common Stock, and the Company (or the Nominee) will respond in accordance with such directions.  If the Company (or the Nominee) will not have received timely written directions from a Participant as to the response to such offer, the Company (or the Nominee) will not tender or exchange any shares of Common Stock allocated to such Participant’s Account.

(e)          All cash dividends paid on any shares of Common Stock that are credited to a Participant’s Account as of a given dividend record date will be automatically reinvested in additional shares of Common Stock, as follows:

(i)          100% of the cash dividends paid on shares of Common Stock credited to the Participant’s Account as of a dividend record date will be used to purchase additional shares of Common Stock at a “Purchase Price” equal to 100% of the Fair Market Value of a share of Common Stock on the applicable dividend payment date.  Upon the Participant’s withdrawal from the Plan as provided in Section 11 hereof, cash dividends paid on any shares of Common Stock that remain credited to the Participant’s Account will continue to be automatically reinvested in additional shares of Common Stock until the shares are transferred out of the Participant’s Account.

(ii)          Fractional shares will be purchased pursuant to this Section 10(e) and credited to the Participant’s Account.  Shares of Common Stock purchased pursuant to this Section 10(e)  may be newly issued shares or treasury shares and will be subject to the limitation on shares available for sale under the Plan as set forth in Section 3 hereof.

(f)          The Administrator will require a Participant or his or her beneficiary to give prompt written notice to the Company concerning any disposition of shares of Common Stock received upon the exercise of such Participant’s option within:  (i) two years from the date of granting of such option to such Participant; (ii) one year from the applicable Purchase Date; or (iii) such other period as the Administrator may from time to time determine.

(g)          Any shares of Common Stock distributed as a result of a stock split, stock dividend or stock distribution with respect to the shares of Common Stock credited to a Participant’s Account will be credited to such Account.  In the event of any other non-cash dividend or distribution in respect of the shares of Common Stock credited to a Participant’s Account, the Company will, if reasonably practicable and at the direction of the Board, sell any property received in such dividend or distribution as promptly as practicable and use the proceeds to purchase additional shares of Common Stock in the same manner as set forth in Section 10(e) hereof with respect to cash paid on the dividend payment date.

11.          Withdrawal.  (a)  A Participant may withdraw all but not less than all the Contributions credited to his or her Account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose or (ii) following an electronic or other withdrawal procedure determined by the Administrator. Notwithstanding the foregoing, the Administrator may establish a reasonable deadline by which time withdrawals must be submitted in order for the Participant to avoid automatic exercise of his or her option on the Purchase Date (unless the Administrator in its sole discretion elects to process the withdrawal more quickly or as may be required by Applicable Laws).  All of the Participant’s Contributions credited to his or her Account and not applied to the purchase of shares of Common Stock will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period.  If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period unless the Participant re-enrolls in the Plan in the manner and by the deadline prescribed by the Company.

(b)          A Participant’s withdrawal from an Offering Period will not have any effect on his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Subsidiary or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

12.          Termination and Transfer of Employment.  (a) Upon a Participant’s ceasing to be an Eligible Employee, for any reason (including by reason of the Participant’s Employer ceasing to be a Designated Company or by reason of Participant's transfer of employment to an Affiliate that is not a Designated Company), he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s Account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such Participant’s option will be automatically terminated.  Upon the termination of employment of a participant with the Company or a Designated Company, all shares of Common Stock then credited to the Participant’s Account will be distributed to him or her and, if deemed necessary by the Administrator, registered in his or her name.

(b)          Unless otherwise provided by the Administrator, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; provided, however, that if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Section 423 of the Code, unless otherwise provided by the Administrator.  If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the option will remain non-qualified under the Non-423 Component.  The Administrator may establish additional or different rules governing employment transfers.

13.          Interest.  No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all Participants in the relevant Offering under the 423 Component.

14.          Administration.  (a) The Plan will be administered by the Committee, which Committee will be constituted to comply with Applicable Laws.  Nothing in such appointment will preclude the Board from itself taking any administrative action set forth herein, except where such action is required by Applicable Laws to be taken by the Committee.  The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate administrative duties to any of the Company’s employees, to designate separate Offerings under the Plan, to designate Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such rules, procedures, sub-plans and appendices to the Agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, the terms of which rules, procedures, sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 3(a) hereof, but unless otherwise superseded by the terms of such rules, procedures, sub-plans and appendices, the provisions of this Plan will govern the operation of such rules, procedures, sub-plans or appendices).  Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component.  Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions and, further, including making any adjustments to correctly reflect a Participant’s elected Contribution Rate), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements.  The Administrator also is authorized to determine that, with respect to the 423 Component, to the extent permitted by Section 1.423-2(f) of the Treasury Regulations, the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the United States.  Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

(b)          The Administrator may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to (i) the Chief Executive Officer of the Company or (ii) one or more senior officers of the Company, in each case, any or all of its authority under the Plan and all necessary and appropriate decisions and determinations with respect thereto; provided that, (A) such delegated authority shall not include any authority to amend or terminate the Plan or to take any action that would increase the number of shares that may be purchased in an Offering Period or Purchase Period or that would require the approval of the Board or the Committee to exempt a transaction under Section 16(b) of the Exchange Act and (B) each such officer may further delegate such authority to any direct subordinate of such officer.

15.          Designation of Beneficiary.  (a) If permitted by the Administrator and subject to Applicable Laws, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s Account under the Plan in the event of such Participant’s death.  In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option.

(b)          A Participant’s designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator.  In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed as can be determined by the Administrator, the Company, in its discretion, will deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Administrator may designate.

(c)          All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.  Notwithstanding Sections 15(a) and (b) hereof, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by Section 1.423-2(f) of the Treasury Regulations.

16.          Transferability.  Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant.  Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 11 hereof.

17.          Use of Funds.  The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party.  Until shares of Common Stock are allocated, Participants will have only the rights of an unsecured creditor with respect to such shares.

18.          Adjustments, Dissolution, Liquidation, or Change of Control.  (a) Adjustments.  In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of Common Stock or other securities of the Company or other change in the corporate structure of the Company affecting the Common Stock, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall, in such manner as it shall deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Section 3 hereof and established pursuant to Sections 5(b) and 8 hereof; provided, however, that any fractional shares resulting from any such adjustment may be eliminated, if so determined by the Committee, by rounding to the next lower whole number of shares with appropriate payment for such fractional shares as will be reasonably determined by the Administrator.

(b)          The existence of the Plan and any options granted hereunder will not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or a Subsidiary,  any issue of debt, preferred or prior preference stock ahead of or affecting Common Stock, the authorization or issuance of additional shares of Common Stock, the dissolution or liquidation of the Company or any Subsidiary, any sale or transfer of all or part of the Company’s or a Subsidiary’s assets or business or any other corporate act or proceeding.

(c)          Dissolution or Liquidation.  In the event a proposed dissolution or liquidation, Change of Control or other similar transaction of the Company receives all requisite approvals under Applicable Laws, any Offering Period then in progress will be shortened by setting a New Purchase Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, Change of Control or other similar transaction, as applicable, unless provided otherwise by the Administrator.  The New Purchase Date will be before the date of the Company’s proposed dissolution or liquidation, Change of Control or other similar transaction, as applicable.  The Administrator will notify each Participant in writing or electronically, prior to the New Purchase Date, that the Purchase Date for the Participant’s option has been changed to the New Purchase Date and that the Participant’s option will be exercised automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

19.          Amendment or Termination.  (a) The Administrator, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason.  If the Plan is terminated, the Administrator, in its sole discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Administrator in its sole discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 18 hereof).  If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ Accounts that have not been used to purchase shares of Common Stock will be returned to the applicable Participants (without interest thereon, except as otherwise required under Applicable Laws) as soon as administratively practicable.

(b)          Without stockholder consent and without limiting Sections 14(a) or 19(a) hereof, the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(c)          In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)          amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii)          altering the Purchase Price for any Offering Period or Purchase Period, including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;

(iii)          shortening any Offering Period or Purchase Period by setting a New Purchase Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;

(iv)          reducing the maximum Contribution Rate; and

(v)          reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Participants.

(d)          Notwithstanding the foregoing to the contrary, only the Board or the Committee may terminate the Plan or amend the Plan to change (i) the duration or timing of any Offering Period or Purchase Period, (ii) the Purchase Price, (iii) the maximum permitted Contribution Rate, (iv) the number of shares of Common Stock subject to the Plan or (v) the definition of Eligible Employee or to take any other action that would require the approval of the Board or the Committee to avoid short-swing profit liability under Section 16 of the Exchange Act.  Furthermore, any amendment to increase the number of shares of Common Stock subject to the Plan or to expand the definition of Eligible Employee will be subject to the approval of the Company’s stockholders.

20.          Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.          Conditions Upon Issuance of Shares.  (a) Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all Applicable Laws, and will be further subject to the approval of counsel for the Company with respect to such compliances.

(b)          As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.          Section 409A.  Options granted under the 423 Component of the Plan are exempt from the application of Section 409A and any ambiguities herein will be interpreted to so be exempt from Section 409A.  Options granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A under the short-term deferral exception or compliant with Section 409A and any ambiguities will be construed and interpreted in accordance with such intent.  In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A.  Notwithstanding the foregoing, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an option to purchase Common Stock under the Plan (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.  The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Section 409A.

23.          Term of Plan.  The 423 Component will become effective upon approval by the Board, provided that the 423 Component will only remain effective past the first anniversary of such approval if it is approved by the stockholders prior to such anniversary.  The Non-423 Component, and therefore the Plan in its entirety, will become effective upon approval by the stockholders.  The Plan will continue in effect for a term of 20 years, unless terminated earlier under Section 19 hereof.

24.          Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of Connecticut, without giving effect to the conflict of laws provisions thereof.

25.          Severability.  If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person, or would disqualify the Plan under any law deemed applicable by the Administrator, such provision will be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan, such provision will be construed or deemed stricken as to such jurisdiction or Person and the remainder of the Plan will remain in full force and effect.

26.          No Right to Continued Employment.  Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or an Affiliate, as applicable.  Further, the Company or an Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan, unless otherwise required pursuant to Applicable Laws.

27.          Indemnification.  No current or previous member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, including in the capacity as Administrator or as HR Director, will be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan. All such members of the Board or the Committee and each and every officer or employee of the Company acting on their behalf will, to the extent permitted by Applicable Law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation of the Plan. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation, or Bylaws, as a matter of law or otherwise.

28.          Unfunded Status of Plan.  The Plan will be an unfunded plan. The Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments provided that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

29.          Participants Bound by Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through such Participant will be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Administrator or the Company, in any case in accordance with the terms and conditions of the Plan.

30.          Electronic Administration.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means or use an online or electronic system established and maintained by the Company or another third party designated by the Company for Plan participation.  Any Plan requirement to provide a notice or a document in writing may be satisfied by electronic means to the extent permitted by the Company and Applicable Laws.

31.          Compliance with Applicable Laws.  The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

32.          Headings and Construction.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings will not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.  Whenever the words “include”, “includes” or “including” are used in the Plan, they will be deemed to be followed by the words “but not limited to”, and the word “or” will not be deemed to be exclusive. Pronouns and other words of gender will be read as gender-neutral.  Words importing the plural will include the singular and the singular will include the plural. For the avoidance of doubt, where a term of the Plan is required by Section 423 of the Code, such term need not apply to the Non-423 Component of the Plan as determined in the sole discretion of the Administrator.